Exhibit 10.9


                        PROGRAM AGREEMENT


This  Program  Agreement is entered into as   of the 4th  day  of
May, 2001 by and between  PharmaCare  Management  Services, Inc.,
a  Delaware   corporation  ("PharmaCare"),  and  CareDecision.net
Incorporated, a California corporation ("CareDecision").

   Recitals

A. CareDecision is the developer of MD@ family of products, including MD@Hand, a proprietary, patent pending, e-health networking product (CareDecision e-health product) that leverages the data transportation power of the Internet, and distributes this transportation system into a living and growing network of palm computers (PDA) designed to enable healthcare industry participants to effectively communicate vital medical, financial and administrative information over the Internet, on a secure basis, to process medical insurance specific information, pharmacy management, clinical lab, medical eligibility and pre-authorizations/referrals, and claims transactions ("Medical e-health Transactions"), with a view to simplifying communications, improving patient care and reducing the cost of that care. The CareDecision e-health product includes the CareDecision Practice Probe ("MD@PP") for automating the process of acquiring relevant patent-specific data from existing management systems.

B. For Medical e-health Transactions involving the pharmacy management component of the CareDecision e-health product, the CareDecision MD@PP automates assimilation of (i) health plan formulary options and compliance recommendations, (ii) prospective drug utilization review, (iii) patient medical history, (iv) potential drug interactions, (v) prior approval form selection and printing and (vi) prescription form printing and data storage, and Best Medical Care Guidelines (the "RRRX e-commerce").

C. PharmaCare provides pharmacy benefit management services ("PBM
Services") for the pharmaceutical benefits programs offered by various health plans ("Health Plans").

D. The parties desire to implement and conduct a program (the MD@ RRRX Technology") to integrate the CareDecision RRRX IT technology with the data systems of PharmaCare and to introduce the CareDecision e-health product to Health Plans and provider groups under contract with them ("Provider Groups").

Accordingly, the parties hereby agree as follows:

   Agreement

1. Objectives of the Program. The objectives of the MD@ RRRX Technology are to establish an electronic communication link between PharmaCare and CareDecision for the purpose of executing RRRX e-commerce (the "RX Tentacle") and to offer the CareDecision e-health product to Health Plans and Provider Groups for the purpose of facilitating RRRX e-commerce.


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2. Expectations of Pharmacare

2.1 Equipment Requirements. Throughout the proposed program, PharmaCare will maintain a digital subscriber line or similar Internet connection with a minimum line speed of 128KB and computer equipment meeting the minimum specifications set forth on Schedule 1, If any.

2.2 Delivery of Data Tables. Within 15 days after the execution of this Agreement, PharmaCare will deliver to CareDecision all data tables defined on Schedule 2 (the
"Pharmacare Message Specifications"). At the election of PharmaCare, CareDecision will make its technical personnel available to assist in this task at its standard per diem rates for those personnel, together with reimbursement of their related expenses.

2.3                          Appointment   of  Project   Manager.
PharmaCare will appoint a qualified project manager (the "Program Manager") to coordinate PharmaCare's participation in this agreement. The name and contact information of the current Program Manager is set forth on Schedule 3. CareDecision will make its personnel available to provide sufficient training to enable the Program Manager to demonstrate all functions of the CareDecision RRRX IT technology.

2.4   Health Plan Participation.    PharmaCare will use its  best
efforts to introduce the CareDecision e-health products to Health
Plans  and assist CareDecision in securing agreements with Health
Plans for their participation in the MD@ RRRX Technology.

2.5 Provider Group Lists. Within 15 days after the execution of this Agreement, Pharmacare will deliver to CareDecision, to the extent available, a list of the Provider Groups, setting forth for each listed group (a) the name of the group, (b) the address and telephone number of the group, (c) the number of individual physicians ("Practitioners") in the group and (d) the name, specialty and DEA number of each Practitioner in the group. To the extent any of this data is unavailable to PharmaCare or is subject to disclosure restrictions, PharmaCare will use its best efforts to obtain the data from Health Plans or secure their consent to its use by CareDecision for the purposes contemplated by Section 2.6, in either case as soon as practicable after the execution of this Agreement. Upon receipt of this data, CareDecision will advise PharmaCare about the status of any listed Provider Groups already utilizing the CareDecision e-health product under programs sponsored by other third party administrators or health plans ("Existing Groups").

2.6 Coordination with Provider Groups. Within 15 days after identification of Provider Groups as contemplated by Section 2.5, PharmaCare will assist CareDecision in making arrangements with Provider Groups (other than any Existing Groups) for (a) installation of the CareDecision e-health products by CareDecision on site at the offices of those Provider Groups, (b) utilization of the CareDecision RRRX IT technology by the Provider Groups and (c) cooperation of the appropriate Provider Group personnel. PharmaCare will also use its best efforts to encourage Health Plans to assist CareDecision in making these arrangements.

2.7 Participation In Presentations. Upon reasonable prior notice from CareDecision and at the discretion of PharmaCare, the Program Manager or a member of the public relations staff of PharmaCare will participate in field presentations organized by CareDecision or the Health Plans to familiarize Provider Groups or other healthcare industry participants with the benefits of the CareDecision e-health product.


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3. Responsibilities of CareDecision.

3.1 On-going e-health Software Development. In conjunction with the data exchange contemplated by Section 2.1, CareDecision will cooperate with PharmaCare in establishing the MD@ RRRX specific technology and the resulting e-health network.

3.2 Systems Analysis and Software Installation. In conjunction with the coordinating activities contemplated by Section 2.6, CareDecision will (a) perform a technical analysis of the hardware, software and platforms maintained by the Provider Groups and, as soon as practicable thereafter, (b) acquire, or cause to be acquired, suitable numbers of correctly equipped
PDAs, (c) install the CareDecision e-health product on site at the offices of the Provider Groups (other than any Existing
Groups) and (d) activate and test the CareDecision RRRX IT technology and MD@PP functionality modules of the installed CareDecision e-health product.

3.3 Technical Assistance. CareDecision will make its technical personnel reasonably available to address any technical questions raised by the Provider Groups about the utilization of the CareDecision e-health product for executing RRRX e-commerce.

3.4 Additional CareDecision e-health product Modules. At any time, if requested by PharmaCare or the Health Plans, CareDecision will activate additional functionality modules of the CareDecision e-health product on site at the offices of the Provider Groups.

4. Marketing Undertakings.

4.1 Website Links. Throughout the continuation of the MD@ RRRX Technology, (a) CareDecision will have the right and license to display PharmaCare's logo on the home page of CareDecision.net, the website maintained by CareDecision, (b) CareDecision will maintain a hyperlink to PharmaCare's website, (c) PharmaCare will have the right and license to display the CareDecision logo on the home page of the website maintained by PharmaCare and (d) PharmaCare will maintain, on the home page of its website, a brief description of the MD@ RRRX Technology as well as a hyperlink to the CareDecision website.

4.2   Client  Newsletters.  Throughout the  continuation  of  the contemplated agreement term, all client newsletters to be published by PharmaCare will have space reserved for promotional material about CareDecision. The content will be provided by CareDecision, subject to reasonable editorial modifications by PharmaCare.

4.3 Industry Conferences. Throughout the continuation of the contemplated agreement term, at the discretion of PharmaCare, CareDecision will have the right to participate as a co-exhibitor at industry conferences and other events where PharmaCare is an exhibitor.

5. Business Model/Fee Structure.

5.1 Business Model for RRRX Technology Implementation. The company recognizes that PharmaCare will be providing its current and prospective customers with value added features and services through the inclusion of the CareDecision.net suite of software products within its existing product offerings. Those incremental features and services include but are not necessarily limited


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to:   drug   formulary   notifications   duplicate   prescription
elimination,    electronic    prescription    construction    and
transmission,  DUR screening, optimum care patient diagnosis  and
protocol   guidelines,   prior-authorization   of   non-formulary
medications, lifetime patient drug history, clinical lab orders and results reporting, patient encounter data and reporting, and referrals and authorizations.

5.2a Additional Features and Fees. CareDeCision.net believes that PharmaCare through the provision of these incremental features and services will be positioned to command enhanced pricing for as a result of implementing this program. As a result, CareDecision.net proposes the execution of a business model that divides the enhanced revenues between PharmaCare and CareDecision.net on a percentage basis.

5.2b Revenues Split. A significant portion of the enhanced revenues is expected to be derived from the CareDecision.net RRRX Technology and its applications and related functions. Under this program, CareDecision.net will be entitled to 60% of those pharmacy benefits and other service revenue increases. PharmaCare will retain 30%. The remaining 10% will accrue to a partnership established between Pharmacare and CareDecision for the marketing of similar RRRX Technology services to other parties within Pharmacare's trade areas, as a means of expanding the medical data networks that will be established.

5.2c Additional Services Offerings. Additional revenue will also be derived from clinical and administrative transactions that are beyond the scope of the RRRX Technology modules. CareDecision.net proposes to share those revenues with PharmaCare;
CareDecision.net shall receive 70% of those revenues with 20% being retained by PharmaCare, and 10% will accrue to a partnership established between CareDecision.net and Pharmacare for the marketing of similar services to other parties within Pharmacare's trade areas.

5.3 Offsetting Costs. CareDecision.net will be pursuing alternative sources of revenue to mitigate material, installation, training and other costs anticipated to be incurred in the normal course of business operations. The pursuit of those alternatives is expected to include banner advertising, corporate sponsorship and data marketing. It is the company's intention to share those additional revenues with PharmaCare upon their realization. The formula employed to determine their final distribution will be subject to negotiation between the companies prior to the adoption of a full commercial production agreement between PharmaCare and CareDecision.net.

5.4 Pass Through Transactions. When an Internet hyperlink to a website controlled by PharmaCare results in its receipt of a third party fee for the execution of a Healthcare Transaction through the CareDecision e-health product, PharmaCare will remit to CareDecision, within 30 days thereafter (a) $.10 where the transaction involves the extraction of patient-specific information through the MD@PP or (b) $.01 where the transaction does not involve the extraction of patient- specific information through the MD@PP.

5.5   Fee  Continuation.  In  the event  this  Agreement  is  not extended in accordance with Section 11 or is terminated in accordance with Section 12, PharmaCare's right to continued payments under Sections 5.1 and 5.2 and the rights of CareDecision to continued payments under Section 5.3 shall terminate on the first anniversary of the expiration or termination date.


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6.  Representation  and  Warranty of  CareDecision.  CareDecision
represents and warrants to PharmaCare that the CareDecision  RRRX
IT   technology  and  any  other  functionality  module  of   the
CareDecision  e-health  product  installed  at  the  request   of
PharmaCare or the Health Plans meet or exceed the requirements for encryption of authentications and identifications as set forth in the HCFA Internet Security Policy Issued on November 24, 1998 and subsequent transmittals.

7. Representation and Warranty of PharmaCare. PharmaCare represents and warrants to CareDecision that all necessary patient authorizations for the release of their medical and medication histories to physicians under contract with the Health Plans have been obtained or will be obtained by PharmaCare prior to implementation of the MD@ RRRX Technology, and those authorizations extend to the dissemination of that information to Provider Groups through the CareDecision RRRX IT technology.

8. Indemnification. Each party (an "Indemnifying Party") will indemnify and hold harmless the other party and its officers, directors and other affiliates (each, an "Indemnitee") from and against any and all judgments, penalties, fines and amounts paid in settlement, including any interest assessments or other charges payable in connection therewith, and all reasonable expenses, including attorneys' fees, retainers and disbursements, court costs, experts' fees and travel expenses incurred by the Indemnitee in connection with any threatened, pending or completed action, claim, suit, investigation, hearing or other proceeding, whether civil, criminal, administrative, arbitrative or investigative, any appeal therein or any inquiry or investigation that could lead thereto, to which the Indemnitee is, was or at any time becomes a party, arising from the breach by the Indemnifying Party of its representation and warranty under Section 6, in the case of CareDecision, or Section 7, in the case of PharmaCare.

9. Confidentiality.

9.1 Confidentiality Undertaking. The parties acknowledge that their discussions and implementation of the Program may entail the exchange of confidential information, including technical specifications for the CareDecision e-health product and information about business methods, operations and prospects, costs, markets, pricing policies, technical processes and applications and confidential patient records ("Information"). Each party agrees that, subject to the exceptions set forth below, for five years after the Commencement Date hereof, it will, (a) keep all information confidential, (b) refrain from disclosing any Information to any person or firm, other their respective employees and agents having a need to know and (c) refrain from using any Information, directly or indirectly, for its own benefit or the benefit of any affiliate.

9.2 Exceptions. For purposes of this undertaking, Information will not include information that (a) is in the public domain at the time of disclosure to a party, (b) becomes part of the public domain after disclosure to a party through no fault, act or failure to act, error or breach of this undertaking by the recipient, (c) is known to the party at the time of disclosure,
(d) is discovered by the party independently, (e) is required by order, statute or regulation of any government authority to be disclosed to any court or other body, provided that the party will notify the other party thereof to provide or afford it the opportunity to obtain a protective order or other relief, or (f) is obtained from a third party who has acquired a legal right to disclose the specific information.


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9.3 Remedies. In addition to any other remedies for breach of the foregoing confidentiality undertakings, the parties will be entitled to equitable relief in the event of any breach or threatened breach thereof. In the event of litigation relating thereto, the prevailing party will be entitled to recover the reasonable legal fees incurred in connection therewith, including any appeal therefrom.

10. Publicity. Neither party will use the name of the other party in any marketing, advertising or other public announcement about the subject matter of this letter without the other party's written consent. A party desiring to make a public disclosure will submit a draft thereof for prior approval by the other party, which will be deemed to have been given if comments thereon are not provided within 72 hours.

11. Term. The term of this Agreement shall commence on the date hereof and expire on the third anniversary thereof, subject to termination under Section 12 and to automatic extension for one additional year periods unless either party notifies the other party within 60 days prior to the scheduled extension date that it elects to forego the extension. The obligations of the parties under Sections 5, 8, 9 and 10 shall survive the expiration or termination of this Agreement.

12. Termination. Either party may terminate this Agreement upon notice that the other party has committed a material breach of one or more of its material obligations hereunder and has failed to cure the breach within 30 days of written notice by the non-breaching party, specifying the nature of the breach in reasonable detail.

13. Independent Contractors. Each party will act as an independent contractor hereunder, with sole responsibility for its own operations, personnel and operating expenses, and nothing contained in this Agreement will be construed to create a partnership or joint venture between the parties.

14. Assignability. This Agreement and a party's rights and obligations hereunder may not be assigned for any reason without the written consent of the other party.

15. Waiver of Provisions. The waiver of compliance at any time with any of the provisions, terms or conditions contained in this Agreement will not be considered a waiver of the provision, term or condition itself or of any of the other provisions, terms or conditions hereof. Any waiver hereunder must be express and in writing by the party agreeing to waive any right hereunder.

16.   Integration.   This Agreement contains the entire agreement
of the parties with respect to the subject matter hereof. ,

17. Amendment. This Agreement will not be amended or modified except by a written instrument signed by both parties.

18. Governing Law. This Agreement and the rights and obligations of the parties will be governed by and construed in accordance with the laws of the State of California, excluding any conflict of laws rules of that State or other principle that, might refer the governance or construction of this Agreement to the laws of another jurisdiction.


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19.  Binding Effect. The terms, conditions and provisions of this
Agreement and all obligations of the parties will inure to the benefit of, and be binding upon, the parties hereto and their respective successors and permitted assigns.

20. Notices. Any notice given under this Agreement will be made in writing and will be deemed to have been duly given or made if delivered personally, or mailed (postage prepaid by registered or certified mail), or sent by facsimile to the parties at their respective addresses set forth below. Any notice so sent will be deemed to have been given or delivered at the time that it is either (i) personally delivered or (ii) within two business days after the date deposited in the United States mail or one business day after delivery to an overnight courier, if sent by mail or courier, or (iii) when receipt is acknowledged, if sent by facsimile, as the case may be. Any party may change its address by giving notice in writing, stating its new address, to the other party.

If to PharmaCare:

PharmaCare Management Services, Inc.
695 George Washington Highway
Lincoln, RI 02865

Attention:  Greg Weistar
            President


If to CareDecision:

CareDecision.net Incorporated
3541 Old Conejo Road
Suite 108
Newbury Park, CA 91320

Attention:  Keith M. Berman
            President


21. Counterparts. This Agreement may be executed in any number of separate counterparts that together will constitute but one and the same Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.


CAREDECISION.NET INCORPORATED      PHARMACARE MANAGEMENT SERVICES, INC.

By: /s/ Keith Berman               By: /s/ William J. Derrig
    --------------------               ------------------------
     Name:  Keith Berman                Name:  William J. Derrig
     Title: President                   Title: Senior Vice President


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